Exhibit (a)(5)
BLACKBOARD INC.
ANNOUNCES NOTICE OF REPURCHASE DATE FOR
3.250% CONVERTIBLE SENIOR NOTES DUE 2027
Washington, DC —May 27, 2011 — Blackboard Inc. (NASDAQ: BBBB) today announced that it is notifying holders of its outstanding 3.250% Convertible Senior Notes Due 2027 (the “Notes”) that they have the right, pursuant to the terms of the Notes, to require Blackboard Inc. (the “Company”) to repurchase, on July 1, 2011, all or a portion of such holders’ Notes for cash at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any. Holders that do not surrender their Notes for repurchase will maintain the right to convert their Notes, subject to the terms, conditions and adjustments applicable to the Notes.
The opportunity for holders to surrender Notes for repurchase has commenced, and will expire at 11:59 p.m., New York City time, on June 24, 2011. An Issuer Repurchase Notice is being mailed to all registered holders of Notes. For Notes to be properly tendered for repurchase they must be surrendered to U.S. Bank National Association, as the Trustee, Paying Agent and Conversion Agent, in the manner specified in the Issuer Repurchase Notice. Holders may withdraw any previously delivered purchase notice pursuant to the terms of the repurchase option prior to 5:00 p.m., New York City time, on June 29, 2011.
July 1, 2011 is an interest payment date for the Notes, and the related record date is June 15, 2011. Under the terms of the Notes, accrued but unpaid interest will be paid on July 1, 2011 to the holders in whose names the Notes are registered at 5:00 p.m. New York City time on June 15, 2011.
The Company will file a Tender Offer statement on Schedule TO with the SEC. Holders of Notes and other interested parties are urged to read the Issuer Repurchase Notice and other relevant documents filed with the SEC when they become available because they will contain important information about the Company and the repurchase. Materials filed with the SEC are available without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. The Company’s website is not incorporated by reference herein.
None of the Company, its board of directors or its employees has made or is making any representation or recommendation to any holder as to whether to tender Notes or refrain from tendering Notes pursuant to the repurchase offer.
This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of the Company. The offer to purchase the Notes will be only pursuant to, and the Notes may be tendered only in accordance with, the Issuer Repurchase Notice dated May 27, 2011 and related materials.
Questions relating to, and requests for copies of, the Issuer Repurchase Notice and related materials should be directed to U.S. Bank National Association at 1-800-934-6802. The address is: U.S. Bank National Association, Corporate Trust Services, Attn: Customer Service, 60 Livingston Ave, St. Paul, Minnesota 55107.
About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the word “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of the Company’s Form 10-Q filed on May 9, 2011 with the SEC, or unexpected delays or impediments to the repurchase offer. In addition, the forward-looking statements included in this press release represent the Company’s views as of May 27, 2011. Subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to May 27, 2011.
Contacts:
Michael J. Stanton
Senior Vice President, Investor Relations
Blackboard Inc.
+1 (202) 463-4860 ext. 2305